Exhibit 99.1

NEWS RELEASE

Contact:	Press	Investors
	Jim Sheehan	Monica Gould
	SeaChange	The Blueshirt Group
	1-978-897-0100 x3064	1-212-871-3927
	jim.sheehan@schange.com	monica@blueshirtgroup.com

SEACHANGE ENACTS PLAN TO STREAMLINE OPERATIONS

TO RECOGNIZE R&D DIVIDEND AND DRIVE GROWTH

ACTON, Mass. (Feb. 2, 2015) – SeaChange International, Inc. (NASDAQ: SEAC), a leading global multiscreen video software innovator, today announced cost-saving actions taken in the fourth quarter of fiscal year 2015, primarily through a reduction in force, that are anticipated to result in annualized cost savings of approximately $11 million after the actions are completed. The reduction in force has been implemented immediately within the U.S. and, to comply with non-U.S. legal requirements, will be implemented on an international basis over the next several fiscal quarters. These reductions reflect the Company’s ability to streamline its activities now that its next generation software products have been brought to market and are being deployed around the globe.

SeaChange’s cost reductions come principally from employee headcount reductions of ten percent across its global operations and from a decrease in use of outsourced contract labor. The Company anticipates these actions will result in restructuring and severance charges of approximately $1.3 million in the fourth quarter of fiscal 2015 and possible additional charges in future quarters as the non-U.S. actions are implemented.

“SeaChange has delivered on its long-term strategic commitment and ongoing investment to bring a new generation of software products to market and enable a range of innovative IP-based video services for its customers,” said SeaChange CEO Jay Samit. “With Adrenalin and Nucleus established in the marketplace, we can now orient our industry-leading resources toward capturing the lead in additive applications to help our core customers grow revenues and expanding our customer base into new segments such as OTT video services.”

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SeaChange Streamlines in Q4 FY15/Page 2

SeaChange is scheduled to report its fourth quarter and full fiscal 2015 results in early April. Conference call details will be released in March.

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International, Inc. (NASDAQ: SEAC) enables transformative multiscreen video services through an open, cloud-based, intelligent software platform trusted by cable, telco and mobile operators and media companies globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior multiscreen, advertising and video gateway software products.

SeaChange’s customers include many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world. Visit www.schange.com.

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SeaChange Streamlines in Q4 FY15/Page 3

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding the impact of cost savings actions including anticipated cost savings, the timing to implement the cost saving actions, the amount and timing of restructuring and severance charges, future business focus, future financial performance and the timing of announcing financial results, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multiscreen video market; the Company’s ability to successfully introduce new products or enhancements to existing products and the rate of decline in revenue attributable to our legacy products; worldwide economic cycles; measures taken to address the variability in the market for our products and services; uncertainties introduced by our prior evaluation of strategic alternatives; the Company’s transition to being a company that primarily provides software solutions; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; the timing of revenue recognition of new products due to customer integration and acceptance requirements; any decline in demand or average selling prices for our products; the Company’s ability to manage its growth; the risks associated with international operations; the ability of the Company and its intermediaries to comply with the Foreign Corrupt Practices Act; compliance with conflict minerals regulations; foreign currency fluctuation; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market or other limitations in materials we use to provide our products and services; the risks associated with purchasing material components from sole suppliers and using a limited number of third-party manufacturers; the Company’s ability to obtain necessary licenses or distribution rights for third-party technology; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions, divestitures or investments made by the Company; the impact of changes in the market on the value of our investments; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; the ability of the Company to manage and oversee the outsourcing of engineering work; the security measures of the Company are breached and customer data or our data is obtained unlawfully; service interruptions or delays from our third-party data center hosting facilities; and the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed on April 4, 2014. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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